Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of April 19, 2018, among Power Solutions International, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), to the Indenture, dated as of April 29, 2015, as amended prior to the date hereof, among the Company, the Guarantors party thereto, and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered the Indenture providing for the issuance by the Company of its 6.50% Senior Notes maturing January 1, 2019 (the “Securities”);

WHEREAS, the Company and the Guarantors desire to execute and deliver this Fourth Supplemental Indenture to the Indenture to, among other things, amend, certain provisions and covenants, and waive certain Events of Default (as defined in the Indenture);

WHEREAS, the Company has solicited the Holders (as defined in the Indenture) to direct the Trustee to execute and deliver this Fourth Supplemental Indenture to the Indenture to effect the amendments to the Indenture contemplated hereby;

WHEREAS, pursuant to Section 9.02 of the Indenture, the parties hereto are authorized to execute and deliver this Fourth Supplemental Indenture to amend the Indenture with the consent of the Holders of all of the Securities Outstanding (the “Requisite Consents”);

WHEREAS, Requisite Consents have been received from Holders of all the Securities Outstanding (as defined in the Indenture);

WHEREAS, the Trustee has received an Opinion of Counsel (as defined in the Indenture) and an Officers’ Certificate (as defined in the Indenture) stating that the execution of this Fourth Supplemental Indenture (a) is permitted under the Indenture in accordance with Section 9.03 of the Indenture and (b) does not violate the provisions of any agreement or instrument evidencing any Indebtedness of the Company, any Guarantor or any other Restricted Subsidiary (as defined in the Indenture); and

WHEREAS, all other conditions precedent provided under the Indenture have been complied with to permit the Company, the Guarantors and the Trustee to enter into this Fourth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture and the Indenture refer to this Fourth Supplemental Indenture and the Indenture as a whole and not to any particular section hereof.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

Section 2.1 Amendment to the Definitions. Section 1.01 of the Indenture is amended to add the following defined term:

“Fourth Supplemental Indenture” means the Fourth Supplemental Indenture to this Indenture, dated as of April 19, 2018.

Section 2.2 Waiver of Certain Covenants; Summary Financial Information.

(a) Notwithstanding the provisions of Sections 7.03 and 10.18 of the Indenture and Section 2.6 of the Third Supplemental Indenture, the Holders agree to waive the provisions of Section 7.03 and 10.18 with respect to the filing with the Commission and the Trustee annual reports, quarterly reports and other documents and information which the Company was or is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections for the fiscal years beginning with the year ended December 31, 2015 and ending with the fiscal year ended December 31, 2019 (the “Affected Filings”). The Company shall use all commercially reasonable efforts to file with the Commission its annual report on Form 10-K for the fiscal year ending December 31, 2017 (the “2017 10-K”) as soon as practicable.

(b) The Holders hereby waive any Defaults occurring prior to the date of this Fourth Supplemental Indenture and from and after such date until the Maturity of the Securities as provided herein, under Sections 7.03, 10.18 and 10.19 of the Indenture and Section 2.6 of the Third Supplemental Indenture, with respect to the failure to file with the Trustee and the Commission, deliver to the Trustee, or make available, any of the Affected Filings, and or the failure to deliver to the Trustee any written statement or Officers’ Certificate with respect to the compliance or failure to comply with such requirements, in each case prior to the date of this Fourth Supplemental Indenture on the condition that the Company file with the Trustee financial statements (including balance sheet, income statement and cash flow statement) and a management’s discussion and analysis for the fiscal years ended December 31, 2018 and 2019, and each fiscal quarter within such fiscal years.

Section 2.3 Extension of Maturity of the Securities. The Maturity of the Securities is hereby extended from January 1, 2019 to January 1, 2020 and all references in the Indenture and the Securities to a Maturity of January 1, 2019 shall be amended to read “January 1, 2020.”

Section 2.4 Change in Coupon. Effective on October 1, 2018, all references in the Indenture and Securities to “6.50%” shall be amended to read “7.50%”; provided that the 2017 10-K has been filed with the Commission on or before September 30, 2018. If the 2017 10-K has not been filed with the Commission on or before September 30, 2018, effective on October 1, 2018, all references in the Indenture and Securities to “6.50%” shall be amended to read “8.50%”; provided that such references to “6.50%” shall be amended to read “7.50%” immediately upon the filing of the 2017 10-K with the SEC.

ARTICLE THREE

MISCELLANEOUS

Section 3.1 Effectiveness. This Fourth Supplemental Indenture shall become binding and effective upon execution. The provisions of Article Two of this Fourth Supplemental Indenture shall become operative upon payment of (a) the Initial Consent Fee (as defined in the Letter Agreement (the “Consent Agreement”), dated as of the date hereof, among the Company, Osterweis Strategic Income Fund and Osterweis Strategic Investment Fund) and (b) the reasonable fees and expenses of the Trustee (including, but not limited to, the reasonable, out-of-pocket legal fees and expenses), as evidenced to the Trustee by an Officers’ Certificate. Upon execution and delivery of this Fourth Supplemental Indenture, the Indenture shall be modified, amended and supplemented in accordance with this Fourth Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Fourth Supplemental Indenture will control. In the case of a conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified, amended and supplemented by this Fourth Supplemental Indenture, the provisions of the Indenture, as modified, amended and supplemented by this Fourth Supplemental Indenture, shall control.

Section 3.2 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3 Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.4 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE.

Section 3.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.6 Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of any original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.7 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.8 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

The Company and the Guarantors:

POWER SOLUTIONS INTERNATIONAL, INC.
THE W GROUP, INC.
POWER SOLUTIONS, INC.
PROFESSIONAL POWER PRODUCTS, INC.
POWER GREAT LAKES, INC.
AUTO MANUFACTURING, INC.
TORQUE POWER SOURCE PARTS, INC.
POWER PRODUCTION, INC.
POWER GLOBAL SOLUTIONS, INC.
PSI INTERNATIONAL, LLC
XISYNC LLC
POWER PROPERTIES, L.L.C.
POWERTRAIN INTEGRATION ACQUISITION, LLC
BI –PHASE TECHNOLOGIES, LLC

By:	/s/ Charles F. Avery, Jr.
Name: Charles F. Avery, Jr.
Title: Chief Financial Officer
Address: 201 Mittel Drive Wood Dale, Illinois 60191
Telephone: (630) 350-9400

[Signature Page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President